Exhibit 2.3

PURCHASE AND SALE AGREEMENT

Dated as of February 12, 2013

among

30RC TRUST

f/k/a NBC TRUST NO. 1996A,

a Delaware statutory business trust,

as Seller,

and

NBCUNIVERSAL ATLAS LLC,

a Delaware limited liability company,

as Purchaser

Purchase and Sale of

Certain Condominium Units at 30 Rockefeller Plaza

New York, New York

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

Section 1.01.	Definitions and Interpretations	3

ARTICLE 2
PURCHASE AND SALE

Section 2.01.	Purchase and Sale	10
Section 2.02.	Purchase Price	11

ARTICLE 3
PROPERTY CONDITION

Section 3.01.	Disclaimer of Warranties	11

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.01.	Ownership of Seller	13
Section 4.02.	Existence and Power	13
Section 4.03.	Authorization	13
Section 4.04.	Bankruptcy or Debt of Seller	13
Section 4.05.	Compliance with the Code and ERISA	14
Section 4.06.	Validity and Binding Effect	14
Section 4.07.	Non-Contravention	14
Section 4.08.	Governmental Authorization	14
Section 4.09.	Leases	15
Section 4.10.	Contracts	15
Section 4.11.	Lawsuits	15
Section 4.12.	Condemnation	15
Section 4.13.	Permits/Violations	15
Section 4.14.	Environmental	15
Section 4.15.	No Other Interests	15
Section 4.16.	Condominium Documents	15
Section 4.17.	IDA Documents	16
Section 4.18.	Other Agreements	16

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF PURCHASER

Section 5.01.	Ownership of Purchaser	16

Schedule 1-A		– Description of the Overlease Premises
Schedule 1-B		– Description of the Fee Units

Exhibit A-1	–	Form of Deed for Reversionary Interest
Exhibit A-2	–	Form of Deed for Fee Units
Exhibit B-1	–	Form of Assignment and Assumption of Overlease
Exhibit B-2	–	Form of Assignment and Assumption of Existing NBC Lease
Exhibit C	–	Form of FIRPTA Certificate
Exhibit D	–	Form of Bill of Sale
Exhibit E	–	Form of Assignment and Assumption of Contracts and Permits
Exhibit F	–	Form of Bringdown Certificate
Exhibit G	–	Form of Title Affidavit (GE FORM)
Exhibit H	–	Form of Estoppel Certificate and Request
Exhibit I	–	Commitment
Exhibit J	–	Form of Private UOA

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 12, 2013 (the “Effective Date”), between 30RC TRUST (f/k/a NBC Trust No. 1996A), a Delaware statutory business trust, c/o General Electric Capital Corporation (“Seller”), having an address at 901 Main Avenue, Norwalk, Connecticut 06851, and NBCUNIVERSAL ATLAS LLC, a Delaware limited liability company (“Purchaser”), having an address at 30 Rockefeller Plaza, New York, New York 10112.

W I T N E S S E T H:

WHEREAS, pursuant to that (i) Tower Unit Deed from RCP Associates, as grantor, to New York City Industrial Development Agency, as grantee, dated as of December 1, 1988 and recorded on December 21, 1988 in Reel 1510 at Page 1438, (ii) Studio – RCA West Unit Deed from RCP Associates, as grantor, to New York City Industrial Development Agency, as grantee, dated as of December 1, 1988 and recorded on December 21, 1988 in Reel 1510 at Page 1428, (iii) Additional Unit Deed from RCP Associates, as grantor, to New York City Industrial Development Agency, as grantee, dated as of October 1, 1994 and recorded on October 4, 1994 in Reel 2143 at Page 668, and (iv) Additional Unit Deed from RCP Associates, as grantor, to New York City Industrial Development Agency, as grantee, dated September 30, 1995 and recorded on October 12, 1995 in Reel 2251 at Page 487 (collectively, the “IDA Deeds”), the IDA (as hereinafter defined) acquired fee title to, inter alia, those certain condominium Units (as hereinafter defined) more particularly described in Schedule 1 attached hereto, and RCP Associates retained a reversionary interest in such Units, which reversionary interest includes, in respect of each Unit (i) all such Unit’s undivided percentage interest in the common elements set forth opposite such Unit on Schedule 1-A; (ii) all right, title and interest, if any, of Seller, in and to any streets and roads abutting the above described premises to the center lines thereof; and (iii) all of the appurtenances and estate and rights of Seller in and to such Unit (whether arising out of the Declaration or otherwise) (collectively, but excluding the Fee Units as defined below, the “Reversionary Interest”);

WHEREAS, pursuant to that certain Overlease Agreement, dated as of December 1, 1988, between the IDA, as landlord, and Rockefeller Center Properties (“RCP”), as tenant (as amended, supplemented, extended or otherwise modified from time to time, the “Overlease”), the IDA leased, inter alia, the Units subject to the provisions of the Overlease (collectively, the “Overlease Premises”) to RCP;

WHEREAS, pursuant to that certain Assignment and Assumption of Lease, dated as of July 17, 1996, RCP assigned all of its interest as tenant under the Overlease to Seller, and Seller became the tenant under the Overlease for the Overlease Premises;

WHEREAS, pursuant to that certain Deed dated as of July 17, 1996, and recorded on July 22, 1996 in Reel 2347, page 678 made by RCP Associates, Seller acquired, inter alia, the Reversionary Interest;

WHEREAS, pursuant to that certain Confirmatory Deed, dated as of October 15, 2001, and recorded on February 7, 2002 in Reel 3446, page 255 made by the IDA, ownership of the Units known as Tower Unit 11/1 and Tower Unit 12/1 (collectively, the “Fee Units”), as more particularly described in Schedule 1-B, reverted from the IDA to Seller (such Fee Units, together with the Overlease Premises, collectively, the “Premises”).

WHEREAS, pursuant to that certain NBC Lease, dated as of July 17, 1996, between Seller, as landlord, and NBCUniversal Media, LLC (successor-in-interest to NBC Universal, Inc., f/k/a as National Broadcasting Company, Inc.), a Delaware limited liability company (“NBCU”), as tenant, Seller subleased, inter alia, substantially all of the Premises to NBCU, which Lease was amended and restated in its entirety pursuant to that certain Amended and Restated NBC Lease Agreement, dated as of October 21, 1996, between Seller, as landlord and NBCU, as tenant, and further amended and restated in its entirety pursuant to that certain Second Amended and Restated NBC Lease Agreement, dated as of January 27, 2011, between Seller, as landlord and NBCU, as tenant (as amended, supplemented, extended or otherwise modified from time to time, the “Existing NBC Lease”);

WHEREAS, pursuant to that certain Amended and Restated Lease Agreement (30 Rockefeller-NBC-IDA), dated as of May 1, 2004, between NBCU, as landlord, and the IDA, as tenant, NBCU sub-subleased, inter alia, substantially all of the Premises to the IDA (as amended, supplemented, extended or otherwise modified from time to time, the “NBC-IDA Lease”);

WHEREAS, pursuant to that certain Second Amended and Restated Facilities Lease Agreement, dated as of May 1, 2004, between the IDA, as landlord, and NBCU, as tenant, the IDA sub-sub-subleased, inter alia, substantially all of the Premises to NBCU (as amended, supplemented, extended or otherwise modified from time to time, the “Facilities Lease”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of Seller’s right, title, and interest to the Reversionary Interest, the Overlease Premises and the Fee Units and the other Transferred Assets (as hereinafter defined) on the terms and conditions herein specified.

NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.01. Definitions and Interpretations. (a) The following terms, as used herein, have the following meanings:

“30 Rockefeller Plaza” means that certain building at the street addresses (i) 1250 Avenue of the Americas, (ii) 49 West 49th Street and (iii) 30 Rockefeller Plaza, New York, New York.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person, and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

“Agreement” is defined in the Preamble.

“Assigned Contracts” means the Condominium Documents (to the extent of Seller’s interest therein as to the Premises), the Overlease, any other IDA Documents to which Seller is a party (to the extent of Seller’s interest therein as to the Premises) and the Existing NBC Lease.

“Building Equipment” means all personal property and fixtures installed in the improvements which are owned by Seller and part of or located in or on the Premises, including all gas and oil burners, elevators, electric motors, pumps, sprinkler, plumbing, heating, air-conditioning, electrical, ventilating, lighting, incinerating, refrigerating, security, communication and cooling systems, boilers, engines, motors, dynamos, radiators, pipes, wiring and other apparatus, and fire prevention and extinguishing equipment; provided, however, the term “Building Equipment” shall not include any property of public utilities, the Condominium or NBCU or its Affiliates.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required to close.

“Casualty” means any damage to, or destruction of, the Premises or Building Equipment.

“Closing” means the consummation of the transactions described in this Agreement.

“Closing Date” is defined in Section 7.02.

“Closing Documents” means the closing documents described in Section 7.03 and such other documents as are delivered at the Closing.

“Closing Statement” is defined in Section 7.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Assignment of Rents” shall mean the Collateral Assignment of Rents, dated as of December 1, 1988, from RCP and RCP Associates to the IDA, as amended, supplemented, extended or otherwise modified from time to time.

“Commitment” is defined in Section 11.01.

“Condemnation” means any condemnation or other taking or temporary or permanent requisition of the Premises, any interest therein or right appurtenant thereto as the result of the exercise of any right of condemnation or eminent domain. A sale, conveyance, assignment, lease or other transfer to a Governmental Authority in lieu or anticipation of Condemnation shall be deemed to be a Condemnation.

“Condominium” means The Rockefeller Center Tower Condominium, a condominium association formed and existing under the laws of the State of New York, in respect of 30 Rockefeller Plaza.

“Condominium Board” means the Board of Managers of the Condominium (as contemplated in the by-laws attached to the Declaration).

“Condominium Documents” means the DCR, Declaration, REA and Unit Owners Agreement.

“Contracts” means all material contracts and agreements (other than Leases) to which Seller is a party pertaining to any of the Transferred Assets, including building, ownership, service, maintenance, supply, management, brokerage, marketing, leasing, architecture, construction, engineering, design, development, and warranty contracts and agreements, excluding the Assigned Contracts.

“Controlling Party” is defined in Section 13.02(b).

“DCR” means that certain Declaration of Covenants and Restrictions, dated as of July 17, 1996, by and between RCPI and NBCU, as the same may be amended, modified or supplemented from time to time.

“Declaration” means that certain Amended and Restated Declaration Establishing a Plan for Condominium Ownership, dated as of July 17, 1996, by and among RCPI, Seller and the IDA, together with the By-Laws and Rules and Regulations of the Condominium attached thereto, as the same may be amended, modified or supplemented from time to time.

“Deeds” is defined in Section 7.03(a)(i).

“Effective Date” is defined in the Preamble.

“End Date” is defined in Section 8.03(d).

“Escrow Agent” is defined in Section 2.02.

“Existing NBC Lease” is defined in the Recitals.

“Façade Signs” is defined in Section 6.10.

“Facilities Lease” is defined in the Recitals.

“Fee Units” is defined in the Recitals.

“GE” means General Electric Company, a New York corporation, together with its successors and assigns.

“GECC” means General Electric Capital Corporation, a Delaware corporation, together with its successors and assigns.

“Governmental Authority” means any governmental or quasi-governmental agency, bureau, board, commission, court, political subdivision, or other instrumentality of any federal, state or municipal government.

“Governmental Order” means any order (other than an order constituting an approval), writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“IDA” means the New York City Industrial Development Agency, a corporate governmental agency constituting a body politic and a public benefit corporation of the State of New York, and any successor thereto with respect to its interest in the Premises.

“IDA Deeds” is defined in the Recitals.

“IDA Documents” means the Overlease, the PILOT Agreement, the NBC-IDA Lease, the Collateral Assignment of Rents, the Reimbursement Agreement, the Lease Option Agreement, the Purchase Options Agreement, the Tax Agreement, and the Facilities Lease.

“Indemnified Party” is defined in Section 13.02(a).

“Indemnifying Party” is defined in Section 13.02(a).

“Laws” means any transnational, domestic or foreign, federal, state, local statute, law, ordinance, regulatory code, order or other requirement or rule of law, including the common law.

“Lease Option Agreement” means the Lease Option and First Offer Right Agreement, dated as of December 1, 1988, among RCP, RCP Associates and NBCU, as amended, supplemented, extended or otherwise modified from time to time.

“Leases” means all leases, occupancy agreements and all other agreements for possession or use rights respecting any portion of the Premises to which Seller is a party.

“Lien” means, with respect to the Transferred Assets, any mortgage, statutory or other lien, pledge, charge, security interest or encumbrance on any Transferred Asset.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any action brought by any Governmental Authority or other Person and including reasonable costs of investigation and attorneys’ fees).

“Mortgage” is defined in Section 6.08.

“NBC-IDA Lease” is defined in the Recitals.

“Net Apportionment Payment” is defined in Section 10.02.

“Overlease” is defined in the Recitals.

“Overlease Premises” means those Units subject to the provisions of the Overlease, and set forth in Schedule 1 attached hereto and made a part hereof.

“Permits” means all licenses, franchises, permits, certificates, approvals, consents, entitlements, land use rights, variances, waivers, or other similar authorizations of or from any Governmental Authority with respect to the Premises or Transferred Assets.

“Permitted Liens” means, with respect to the Transferred Assets, (i) the IDA Deeds and IDA Documents, (ii) the Existing NBC Lease, (iii) any and all subleases entered into by NBCU or its Affiliates, (iv) the Condominium Documents, (v) any Liens deemed Permitted Liens pursuant to Section 11.01, (vi) the Assigned Contracts (if any), (vii) any lien or encumbrance disclosed in the Commitment, other than the Mortgage, (viii) Liens for Taxes or other similar governmental impositions that (a) are not yet due or (b) are payable by NBCU under the Existing NBC Lease, (ix) Liens or encumbrances caused by NBCU or its Affiliates, (x) landlords’, carriers’, warehousemens’, mechanics’, suppliers’, materialmens’, repairmens’ liens or other like encumbrances (unless caused or permitted by Seller or its Affiliates), and (x) laws, regulations, resolutions or ordinances, including building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of Transferred Assets imposed by any Governmental Authority.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a Governmental Authority.

“PILOT Agreement” means that certain PILOT Agreement, dated as of December 1, 1988, by and among the IDA, NBCU, and The Bank of New York, as PILOT Depository and successor in interest to United States Trust Company of New York, as successor in interest to Freedom National Bank of New York, as amended by the First through Eleventh Amendments to Pilot Agreement by and among the IDA, NBCU and PILOT Depository, and as the same may be further amended, modified or supplemented from time to time.

“Private UOA” is defined in Section 7.03(a).

“Premises” is defined in the Recitals.

“Purchase Price” is defined in Section 2.02.

“Purchaser” is defined in the Preamble.

“Purchaser’s Knowledge” means the current actual knowledge of Keith Cheatham and Peter Greenspan, in each case, without any investigation or duty to investigate or inquire and does not include knowledge imputed to Purchaser from any other person or entity. The named individuals are acting for and on behalf of

Purchaser and in a capacity as a representative of Purchaser or one more of Purchaser’s Affiliates and are in no manner expressly or impliedly making any representations or warranties in an individual capacity. Seller waives any right to sue or to seek any personal judgment or claim against the named individuals.

“Purchaser Indemnified Parties” is defined in Section 13.01(a).

“Purchase Options Agreement” means the Purchase Options Agreement, dated as of December 1, 1988, among RCP Associates, RCP and NBCU, as amended, supplemented, extended or otherwise modified from time to time.

“RCP” is defined in the Recitals.

“RCP Associates” means RCP Associates, a limited partnership organized and existing under the laws of the State of New York, and its successors and assigns.

“RCPI” means RCPI Landmark Properties, L.L.C., a Delaware limited liability company, successor to RCPI Trust, a Delaware business trust, together with its successors and assigns.

“REA” means that certain Operation, Maintenance and Reciprocal Easement Agreement, dated as of July 17, 1996, by and among RCPI, Seller, NBCU, the Condominium, RCP Associates and the IDA, as the same may be amended, modified or supplemented from time to time.

“Reimbursement Agreement” means the Reimbursement Agreement, dates as of December 1, 1988, from RCP and RCP Associates to the IDA, as amended, supplemented, extended or otherwise modified from time to time.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Reversionary Interest” is defined in the Recitals.

“Roof Sign” is defined in Section 6.10.

“Seller” is defined in the Preamble.

“Seller Indemnified Parties” is defined in Section 13.01(b).

“Seller’s Knowledge” means the current, actual knowledge of Matthew L. Weidner and Joseph A. Manasseri, in each case, without any investigation or duty to investigate or inquire and does not include knowledge imputed to Seller from any other person or entity. The named individuals are acting for and on behalf of Seller and in a capacity as a representative of Seller or one more of Seller’s Affiliates and are in no manner expressly or impliedly making any representations or warranties in an individual capacity. Purchaser waives any right to sue or to seek any personal judgment or claim against the named individuals.

“Signs” is defined in Section 6.10.

“Surviving Obligations” means those obligations set forth in this Agreement which expressly survive the Closing or termination of this Agreement.

“Tax Agreement” means that certain letter agreement, dated as of December 1, 1988, from RCP and RCP Associates to the City of New York, and consented to by the IDA and Purchaser, as amended, supplemented, extended or otherwise modified from time to time.

“Third Party Claim” is defined in Section 13.02(a).

“Title Company” means Chicago Title Insurance Company or another nationally recognized title company mutually acceptable to Seller and Purchaser.

“Title Objections” is defined in Section 11.01(a).

“Title Policy” is defined in Section 11.01(a).

“Transfer Taxes” is defined in Section 9.01.

“Transferred Assets” is defined in Section 2.01.

“TSP” means Tishman Speyer Properties, L.P.

“Unit Owners Agreement” means that certain Unit Owners Agreement, dated as of July 17, 1996, by and among RCPI, Seller, NBCU, GE and the Condominium, as the same may be amended, modified or supplemented from time to time.

“Units” means units in the Condominium.

(b) In this Agreement, unless otherwise specified, (i) words which include a number of constituent parts, things or elements, including the term “Transferred Assets,” shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all such constituent parts, things or elements as a whole except as otherwise provided herein by reference to any “material” portion or by use of the phrase “taken as a whole” or similar language; (ii) singular words include the plural and plural words include the singular; (iii) words importing any gender include the other genders; (iv) references to any Person include its successors and assigns; (v) the word “successors”, when it refers to an individual, includes the heirs, devisees, legatees, executors, administrators and personal representatives of such individual; (vi) references to any statute or other law include all rules, regulations and orders adopted or made hereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (vii) references to any agreement or other document include all subsequent amendments or other modifications thereof entered into in accordance with the provisions thereof; (viii) the words “approve”, “consent” or “agree”, and any derivations thereof or words of similar import, mean the prior written approval, consent or agreement of the Person holding the right to approve, consent or agree; (ix) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (x) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety; (xi) the Schedules and Exhibits hereto are part of this Agreement and are incorporated herein by reference; (xii) the words “Section”, “Schedule” or “Exhibit” refer to the sections, schedules and exhibits of and to this Agreement; and (xiii) headings of Sections, Schedules and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase, and Seller agrees to sell, convey, transfer, assign and deliver to Purchaser at the Closing, all of Seller’s right, title and interest in, to and under the following assets and properties, wherever located, owned, held or used by Seller in connection with the ownership, operation and development of the Premises (the “Transferred Assets”):

(a) the Reversionary Interest;

(b) the Overlease;

(c) the Fee Units;

(d) the Building Equipment and all warranties and guaranties relating thereto; and

(e) the Assigned Contracts and, to the extent assignable, the Permits.

Section 2.02. Purchase Price. The purchase price (the “Purchase Price”) payable by Purchaser to Seller for the sale of all of the Transferred Assets shall be $1,307,965,050, payable by wire transfer on the Closing Date to Chicago Title Insurance Company, 711 Third Avenue, New York, New York 10017 (the “Escrow Agent”), such wired amount to be:

(a) increased or decreased by adjustments made pursuant to Article 9;

(b) increased or decreased by apportionments and adjustments made pursuant to Article 10; and

(c) decreased by adjustments, if any, in respect of any Casualty or Condemnation pursuant to Article 12.

ARTICLE 3

PROPERTY CONDITION

Section 3.01. Disclaimer of Warranties. (a) PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AND SOLELY TO THE EXTENT OF THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE DEEDS AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT:

(i) SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT NBCU OR PURCHASER CURRENTLY OR MAY IN THE FUTURE CONDUCT THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY THE TRANSFERRED ASSETS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED

INTO THE TRANSFERRED ASSETS, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE TRANSFERRED ASSETS, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW) OR (I) ANY OTHER MATTER WITH RESPECT TO THE TRANSFERRED ASSETS.

(ii) NO PERSON ACTING ON BEHALF OF SELLER, INCLUDING ANY REAL ESTATE BROKER, PROPERTY MANAGER, CONTRACTOR, AGENT, COUNSEL, EMPLOYEE, SERVANT OR OTHER PERSON, IS AUTHORIZED TO MAKE, AND NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE TRANSFERRED ASSETS OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER.

(iii) NBCU HAS BEEN THE LONG TERM NET LESSEE, OCCUPANT, OPERATOR AND USER OF THE TRANSFERRED ASSETS AND PURCHASER AND NBCU ARE RELYING SOLELY ON THEIR OWN EXPERIENCE WITH AND CONTROL OF THE TRANSFERRED ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER AND AGREES TO ACCEPT THE TRANSFERRED ASSETS IN AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE TRANSFERRED ASSETS OR TO ANY HAZARDOUS MATERIALS ON THE PROPERTY.

(iv) INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE TRANSFERRED ASSETS WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION.

(v) TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE TRANSFERRED ASSETS AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS”, “WHERE IS” CONDITION AND BASIS WITH ALL FAULTS.

(vi) IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE TRANSFERRED ASSETS ARE SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.

(b) The provisions of this Section 3.01 shall be Surviving Obligations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and, except as otherwise provided, as of the Closing Date:

Section 4.01. Ownership of Seller. GECC is the sole indirect beneficial owner of Seller.

Section 4.02. Existence and Power. Seller is a Delaware statutory business trust, duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of New York and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement and the Closing Documents to be executed and delivered by Seller.

Section 4.03. Authorization. The execution, delivery and performance by Seller of this Agreement and the Closing Documents to be executed and delivered by Seller have been duly and validly authorized by all necessary business trust action and do not contravene any provision of its certificate of formation, business trust agreement or other organizational document.

Section 4.04. Bankruptcy or Debt of Seller. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or, to Seller’s Knowledge, suffered the filing of any involuntary petition by Seller’s creditors that remains pending, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets that remains pending, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets that remains pending, (e) admitted in writing its inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally.

Section 4.05. Compliance with the Code and ERISA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Code, and Seller agrees to execute any and all documents necessary or reasonably required by the Internal Revenue Service or Purchaser in connection with such declaration. Seller is not an “employee benefit plan” as defined in ERISA, or a “plan” as defined in Section 4975 of the Code and none of Seller’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code, or any substantially similar federal, state or municipal Law) “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.

Section 4.06. Validity and Binding Effect. This Agreement is a legal, valid and binding agreement of Seller and enforceable against Seller in accordance with its terms (subject to equitable principles and principles governing creditors’ rights generally). The Closing Documents to be executed and delivered by Seller will be legal, valid and binding agreements of Seller when executed and delivered and enforceable against Seller in accordance with their respective terms (subject to equitable principles and principles governing creditors’ rights generally).

Section 4.07. Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) violate or conflict with the organizational documents of Seller, (b) conflict with or violate any Law or Governmental Order applicable to Seller or the Transferred Assets, or (c) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on the Transferred Assets pursuant to, or require a consent or approval under, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Seller is a party or by which the Transferred Assets are bound or affected, except, in each case, the Condominium Documents.

Section 4.08. Governmental Authorization. No order, permission, consent, approval, license, authorization, registration or filing by or with any Governmental Authority having jurisdiction over Seller is required for the execution, delivery or performance by Seller of this Agreement and the Closing Documents to be executed and delivered by Seller.

Section 4.09. Leases. To Seller’s Knowledge, there are no Leases other than the Existing NBC Lease.

Section 4.10. Contracts. To Seller’s Knowledge, there are no Contracts other than (i) a certain sign maintenance contract with respect to the Roof Sign, which sign maintenance contract is not binding on Purchaser and under which Purchaser will assume no obligations whatsoever, and (ii) certain policies of insurance with respect to the Premises in favor of Seller which will be terminated as of the Closing Date.

Section 4.11. Lawsuits. To Seller’s Knowledge, Seller has not received written notice of any action, suit, litigation, hearing or administrative proceeding pending against Transferred Assets or Seller related in any way to the Transferred Assets, or, to Seller’s Knowledge, threatened against Seller related in any way to the Transferred Assets.

Section 4.12. Condemnation. To Seller’s Knowledge, Seller has not received written notice of any Condemnation pending against the Premises.

Section 4.13. Permits/Violations. To Seller’s Knowledge, Seller has not received written notice that Seller or any of the Transferred Assets or Premises are in violation of any material Permit or applicable law.

Section 4.14. Environmental. To Seller’s Knowledge, Seller has not received any written notice from a Governmental Authority claiming that the Premises (or any portion thereof) is in violation of any laws relating to hazardous or toxic materials or substances.

Section 4.15. No Other Interests. None of Seller, GE, GECC, any wholly owned subsidiaries of such parties, or, to Seller’s Knowledge, any Affiliate of such parties owns any fee or reversionary interest in any Unit located at 30 Rockefeller Plaza except the Transferred Assets and the Units on Floors 52 and 53.

Section 4.16. Condominium Documents. To Seller’s Knowledge, the Condominium Documents are in full force and effect, there are no material defaults by Seller under the Condominium Documents beyond any applicable period of notice or grace, and neither Seller nor GE has assigned or licensed any of its rights under the Condominium Documents to any Person other than (i) NBCU or (ii) in connection with any Units previously transferred by Seller to Affiliates of TSP. Seller further represents that, to Seller’s Knowledge, no Condominium Document has been amended since January 27, 2011.

Section 4.17. IDA Documents. To Seller’s Knowledge, the Overlease is in full force and effect, and there are no defaults by Seller under the IDA Documents to which it is a party beyond any applicable period of notice or grace, and Seller has not assigned or licensed any of its rights under the Overlease to any Person.

Section 4.18. Other Agreements. None of Seller, GE, GECC, any wholly owned subsidiaries thereof, or, to Seller’s Knowledge, any Affiliate of such parties has any written agreements with TSP or any of its Affiliates in respect of the Transferred Assets related to the Signs or building naming rights, other than the Condominium Documents and the IDA Documents.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date:

Section 5.01. Ownership of Purchaser. Purchaser is a wholly owned subsidiary of NBCU.

Section 5.02. Existence and Power. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of New York, and has all requisite company power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed and delivered by Purchaser.

Section 5.03. Authorization. The execution, delivery and performance by Purchaser and NBCU of this Agreement and the Closing Documents to be executed and delivered by Purchaser have been duly and validly authorized by all necessary limited liability company action and do not contravene any provision of its organizational documents.

Section 5.04. Bankruptcy or Debt of Purchaser. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or, to Purchaser’s Knowledge, suffered the filing of an involuntary petition by Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (e) admitted in writing its inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally.

Section 5.05. Validity and Binding Effect. This Agreement is a valid and binding agreement of Purchaser and NBCU and enforceable against Purchaser and NBCU in accordance with its terms (subject to equitable principles and principles governing creditors’ rights generally). The Closing Documents to be executed and delivered by Purchaser and NBCU will be legal, valid and binding agreements of Purchaser and NBCU when executed and delivered, and enforceable against Purchaser and NBCU in accordance with their respective terms (subject to equitable principles and principles governing creditors’ rights generally).

Section 5.06. Non-Contravention. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) violate or conflict with the organizational documents of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, or (c) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or require a consent or approval under, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Purchaser is a party, except, in each case, the Condominium Documents.

Section 5.07. Governmental Authorization. No order, permission, consent, approval, license, authorization, registration or filing by or with any Governmental Authority having jurisdiction over Purchaser or NBCU is required for the execution, delivery or performance by Purchaser or NBCU of this Agreement and the Closing Documents to be executed and delivered by Purchaser or NBCU.

Section 5.08. IDA Documents. To Purchaser’s Knowledge, the Facilities Lease, PILOT Agreement and NBC-IDA Lease are in full force and effect, and there are no defaults by NBCU under the IDA Documents to which it is a party beyond any applicable period of notice or grace, and NBCU has not assigned or licensed any of its rights under the Facilities Lease, PILOT Agreement and NBC-IDA Lease to any Person.

Section 5.09. Condominium Documents. To Purchaser’s Knowledge, the Condominium Documents are in full force and effect, there are no material defaults by Purchaser under the Condominium Documents beyond any applicable period of notice or grace, and neither Purchaser nor NBCU has assigned or licensed any of its rights under the Condominium Documents to any Person. Purchaser further represents that, to Purchaser’s Knowledge, no Condominium Document has been amended since January 27, 2011.

ARTICLE 6

COVENANTS

In addition to other covenants and obligations in this Agreement and in the Closing Documents, Seller and/or Purchaser (or their respective Affiliates), as applicable, agree as follows:

Section 6.01. Liens. From and after the Effective Date and continuing through the Closing Date, Seller shall not transfer, assign, or hypothecate the Transferred Assets, any interest in the Transferred Assets or create incur, or consent in writing to the incurrence of, any material Lien on the Transferred Assets.

Section 6.02. Leases and Contracts. From and after the Effective Date and continuing through the Closing Date, Seller shall cause any Contracts to be terminated (unless termination has been waived by Purchaser) and be of no further force or effect by not later than the Closing Date at no cost to Purchaser. In addition, during the pendency of this Agreement, Seller shall not (a) enter into any contract or lease that will be an obligation of Purchaser relating to the Transferred Assets after the Closing without Purchaser’s prior written consent, which consent may be granted or withheld by Purchaser in Purchaser’s reasonable discretion, (b) terminate or amend any Assigned Contract without Purchaser’s prior written consent, which consent may be granted or withheld by Purchaser in Purchaser’s sole discretion, or (c) recognize in writing any labor organization purporting to represent any employees employed by Seller at the Premises or enter into any collective bargaining related thereto.

Section 6.03. Listings and Other Offers. During the pendency of this Agreement, Seller will not list the Transferred Assets with any broker or otherwise solicit or make or accept any offers to sell the Transferred Assets, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Transferred Assets (except as may be required under the IDA Documents), or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Transferred Assets.

Section 6.04. Operation of the Premises. Recognizing and subject to the obligations of NBCU under the Existing NBC Lease, from and after the Effective Date and continuing through the Closing Date, the Premises shall be operated and maintained substantially in the manner in which it presently is being operated and maintained.

Section 6.05. Notice to the IDA. Seller and Purchaser shall, within five (5) Business Days of the Effective Date, deliver to the IDA notice of the proposed assignment of the Overlease reasonably approved by Seller and Purchaser, along with the form of Assignment and Assumption of Overlease.

Section 6.06. Cooperation. From and after the Effective Date and continuing through the Closing Date, Seller and Purchaser shall cooperate fully with each other (each at their own cost and expense), to apply for, request and obtain all consents, authorizations, and/or approvals from the IDA required to effectuate the transactions described herein.

Section 6.07. Permits. From and after the Effective Date and continuing through the Closing Date, (a) Seller shall not take any affirmative action to terminate, withdraw, amend or change any existing material Permit or any material Permit application or approval that is pending or in process in any way without Purchaser’s prior written consent, which Purchaser may grant or withhold in its reasonable discretion, and (b) Seller shall not request or consent to any variance, zoning change or similar matter affecting the Premises or Transferred Assets.

Section 6.08. Seller’s Mortgage. Seller shall cause the Mortgage (as defined in Section 31.10 of the Existing NBC Lease) to be extinguished and removed of record on or before the Closing Date, without cost to Purchaser or the payment of any premium with respect thereto.

Section 6.09. Condominium Board. (a) On or before the Closing Date, GE and Seller shall cause the two (2) Persons appointed on their behalf as Managers of the Condominium Board to resign therefrom.

(b) Seller and Purchaser shall, within five (5) Business Days of the Effective Date, deliver to the Condominium Board and RCPI Landmark Properties a request for an estoppel certificate regarding the Unit Owners Agreement, in the form of Exhibit H.

Section 6.10. Signs and Naming Rights.

(a) Effective as of the Closing Date, GE and Seller hereby relinquish their rights, under the Condominium Documents or otherwise, to keep in place the existing “GE” signage on the roof top (the “Roof Sign”) and inlaid granite signs on street level of the outside facade (“Façade Signs”, together with the Roof Sign, individually a “Sign” and collectively, the “Signs”) of 30 Rockefeller Plaza. Seller or Purchaser may, from time to time, request from the others in connection with either party’s requests for approvals as contemplated under clause (b) below, an executed memorandum or other acknowledgement of the foregoing relinquishment.

(b) Seller and Purchaser hereby further agree that no removal of a Sign shall be permitted unless and until Purchaser reasonably believes it has obtained the consents and approvals necessary to remove such Sign, including as applicable, from the Condominium Board, the City of New York Landmarks Preservation Commission and the New York City Department of Buildings. Seller makes no representations or warranties of any kind regarding Purchaser’s ability to obtain any required consents or approvals therefor. Purchaser shall bear all obligations, cost and expenses to obtain the required consents and approvals to remove the Signs and install any replacement signage. Until removal, Seller shall be responsible for the repair, maintenance and illumination of the Signs, at Seller’s cost, which repair, maintenance and illumination shall be conducted in accordance with Seller’s practices in effect as of the Effective Date. Purchaser will reasonably cooperate with Seller to obtain access from TSP for Seller or its vendors for maintenance or repairs as and when reasonably required.

(c) After the Closing Date, upon receipt of the necessary consents and approvals, Purchaser shall deliver written notice to Seller advising of the receipt of such consents and approvals, the conditions thereof and the date and time of the permitted Sign removal. Seller shall have 10 Business Days from receipt of Purchaser’s notice to elect by written notice to Seller to remove the Signs at its sole cost and expense. If Seller shall so elect, Seller will promptly, but in no event more than 100 days from notice from Purchaser, remove the Signs. If Seller shall (i) fail to respond within such 10 Business Day period or (ii) fail to remove the Signs within 100 days of Purchaser’s notice, Purchaser may remove the Signs at its sole cost and expense and shall dispose of the Signs in a manner reasonably determined by Purchaser such that they may no longer be used or recognized as a “GE” sign.

(d) If Seller removes the Signs, GE and Seller shall indemnify the Purchaser Indemnified Parties from and against any and all liability, costs or expenses for physical injury or property damage arising as a result of Seller’s removal of the Signs and shall name the Purchaser Indemnified Parties as additional insureds on such policies of insurance reasonably required by Seller in connection with such removal work. If Purchaser removes the Signs, NBCU and Purchaser shall indemnify the Seller Indemnified Parties from and against any and all liability, costs or expenses for physical injury or property damage arising as a result of Purchaser’s removal of the Signs and shall name the Seller Indemnified Parties as additional insureds on such policies of insurance reasonably required by Purchaser in connection with such removal work.

(e) Seller or GE shall not be deemed to have relinquished any other signage rights now existing or granted in the future to Seller or GE. Notwithstanding the foregoing, GE and Seller agree that, for so long as Purchaser or any other Affiliate of NBCU occupies at least 300,000 square feet in the Units, neither GE nor Seller, nor any of their respective Affiliates using the GE name (or any abbreviation, contraction or simulation thereof) or any GE trademark, logo or symbol, shall seek approval for, or install, any signs (i) permanently affixed to the exterior of 30 Rockefeller Plaza, or (ii) permanently affixed in the lobby of 30 Rockefeller Plaza except to the extent consistent with lobby signage of other tenants occupying a comparable amount of space at 30 Rockefeller Plaza. For the avoidance of doubt, the foregoing restriction shall not apply to any temporary signage or displays associated with an event or promotion of a GE business or product and shall not restrict GE or Seller’s ability to install customary and appropriate signage associated with retail space or storefront to the extent Seller, GE or any of their Affiliates shall ever lease or own any such space. The agreements contained in this clause (e) are personal to NBCU and Purchaser and may not be assigned to any other Person.

(f) To the extent there are GE signs located within the Premises or which Purchaser controls after the Closing, Purchaser shall promptly, following the Closing Date, remove the same at its sole cost and expense and shall not in any manner modify such signs prior to such removal.

(g) The provisions of this Section 6.10 shall constitute Surviving Obligations only if the Closing occurs.

Section 6.11. Private UOA. GE, Seller and Purchaser shall, as of the Closing Date, enter into an agreement governing the future relationship of Seller and Purchaser as Unit Owners under the Condominium Documents pursuant to the terms of the term sheet attached hereto as Exhibit J (such agreement, the “Private UOA”). GE, Seller and Purchaser shall endeavor to agree upon the final form of Private UOA prior to the Closing Date; provided, however, that in the event GE, Seller and Purchaser are unable to do so, the term sheet attached as Exhibit J shall constitute a binding agreement among GE, Seller and Purchaser, effective as of the Closing Date, until such time as the Private UOA is agreed and executed. The provisions of this Section 6.11 shall constitute Surviving Obligations only if the Closing occurs.

Section 6.12. No Adverse Actions. From and after the Effective Date and continuing through the Closing Date, (a) Seller shall not, and shall cause GE, GECC and their Affiliates not to, enter into any transaction or take any action that knowingly and intentionally would result in any of Seller’s representations and warranties in this Agreement not being true and correct in all material respects at the Closing; and (b) Purchaser shall not, and shall cause NBCU and its Affiliates not to, enter into any transaction or take any action that knowingly and intentionally would result in any of Purchaser’s representations and warranties in this Agreement not being true and correct in all material respects at the Closing.

ARTICLE 7

CLOSING

Section 7.01. Operation of Escrow. Upon the execution of this Agreement by Seller and Purchaser, and the acceptance of this Agreement by Escrow Agent in writing, this Agreement shall constitute the joint escrow instructions of Purchaser and Seller to Escrow Agent to open escrow for the consummation of the sale of the Transferred Assets to Purchaser pursuant to the terms of this Agreement. Upon Escrow Agent’s written acceptance of this Agreement, Escrow Agent is authorized to act in accordance with the terms of this Agreement. Purchaser and Seller shall execute Escrow Agent’s general escrow instructions upon request and may deliver supplemental closing instructions, provided, however, that if there is any conflict or inconsistency between such general escrow instructions or closing instructions and this Agreement, this Agreement shall control. Upon the Closing, Escrow Agent shall pay any sum owed to Seller with immediately available federal funds.

Section 7.02. Time and Place of Closing. The Closing of the transactions hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as reasonably possible, but in no event later than three (3) Business Days after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Seller and Purchaser may agree (the actual date of the Closing being herein referred to as the “Closing Date”), time being of the essence. The parties intend to complete the Closing on or about March 27, 2013, subject to the satisfaction or waiver of the conditions as aforesaid, and Seller and Purchaser shall use commercially reasonably efforts to satisfy the conditions to Closing and complete the Closing by that date or, failing completion of the Closing by that date, as soon as reasonably possible thereafter.

Section 7.03. Closing Documents. Subject to the provisions of this Agreement, the parties shall deliver the following documents to Escrow Agent, unless otherwise specified, all in form and substance reasonably satisfactory to Seller and Purchaser and all dated as of the Closing Date (the “Closing Documents”), prior to or at the Closing:

(a) Seller shall deliver, or cause to be delivered, the following original executed and acknowledged (where applicable) Closing Documents and other items:

(i) the bargain and sale deeds substantially in the form of Exhibit A-1 and Exhibit A-2 (collectively the “Deeds”);

(ii) an Assignment and Assumption of Overlease, substantially in the form of Exhibit B-1;

(iii) an Assignment and Assumption of the Existing NBC Lease, substantially in the form of Exhibit B-2;

(iv) a certification of non-foreign status as set forth in Treasury Regulation §1.1445-2(b), executed by each transferor of a United States real property interest (as defined in Code section 897(c)), substantially in the form of Exhibit C;

(v) a bill of sale for the Building Equipment and certain other Transferred Assets substantially in the form of Exhibit D;

(vi) an assignment and assumption agreement relating to the Assigned Contracts and any assignable Permits, if any, substantially in the form of Exhibit E;

(vii) a New York City Real Property Transfer Tax Return (Form NYC-RPT) and New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certification of Exemption from the Payment of Estimated Personal Income Tax (Form TP-584), each duly executed by Seller, together with the payment of any amounts payable by Seller pursuant to Section 9.01 hereof;

(viii) a certificate evidencing the good standing of Seller under the laws of the State of Delaware and authority to do business in the State of New York;

(ix) a certificate substantially in the form of Exhibit F, signed by a duly authorized representative of Seller, to the effect that the conditions set forth in Section 8.01(a) and Section 8.01(b) have been satisfied by Seller;

(x) an owner’s title affidavit in favor of the Title Company in the form of Exhibit G;

(xi) a certificate evidencing (A) approval by the Seller or other appropriate trust action approving of the transactions contemplated hereby and (B) the authority of the Person(s) executing this Agreement and Seller’s Closing Documents on behalf of Seller;

(xii) a closing statement (the “Closing Statement”) listing the apportionments made at the Closing as provided herein;

(xiii) notice to the Condominium regarding Seller’s conveyance to Purchaser of the Transferred Assets and succession of Purchaser to Seller’s interest under the Condominium Documents with respect to the Premises, as well as a change of notice address for Purchaser with respect to the Premises;

(xiv) such agreements with the IDA or amendments to the Overlease, PILOT Agreement, NBC-IDA Lease and Facilities Lease as are reasonably necessary to consummate the transactions contemplated by this Agreement; and

(xv) all keys to the Premises in Seller’s possession.

(b) Purchaser shall deliver, or cause to be delivered, the following original executed and acknowledged (where applicable) Closing Documents and other items:

(i) the Purchase Price as specified in Section 2.02;

(ii) an Assignment and Assumption of Overlease substantially in the form of Exhibit B-1;

(iii) an Assignment and Assumption of Existing NBC Lease substantially in the form of Exhibit B-2;

(iv) the assignment and assumption agreement relating to the Assigned Contracts and any assignable Permits, if any, substantially in the form of Exhibit E;

(v) a New York City Real Property Transfer Tax Return (Form NYC-RPT) and New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certification of Exemption from the Payment of Estimated Personal Income Tax (Form TP-584);

(vi) a certificate evidencing the good standing of Purchaser under the laws of the State of Delaware and authority to do business in the State of New York;

(vii) a certificate substantially in the form of Exhibit F, signed by an executive officer of Purchaser, to the effect that the conditions set forth in Section 8.01(a) and Section 8.01(b) have been satisfied by Purchaser;

(viii) such agreements with the IDA or amendments to the Overlease, PILOT Agreement, NBC-IDA Lease and Facilities Lease as are reasonably necessary to consummate the transactions contemplated by this Agreement;

(ix) executed waiver by Purchaser of certain rights with respect to RGI Development Rights (as defined in the Declaration) required by Section 7.05(c) of the Declaration; and

(x) the Closing Statement.

(c) Escrow Agent shall cause the Deeds to be recorded in the appropriate county, deliver originals or counterpart originals of the Closing Documents to the parties entitled thereto, and duly submit the Transfer Tax returns and pay all amounts due thereunder.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions described in this Agreement is subject to the fulfillment prior to or at the Closing of each of the following conditions (any of which may be waived by Purchaser):

(a) The representations and warranties of Seller contained herein shall be true, accurate and correct in all material respects, except to the extent resulting from the acts (but solely to the extent not permitted under the Existing NBC Lease or which directly result in a lawsuit or violation of a Permit or law relating to hazardous or toxic materials or substances) or omissions (but solely to the extent of affirmative actions required to be performed under the Existing NBC Lease) of Purchaser or any of its Affiliates.

(b) Seller shall have performed or complied with, in all material respects, all of the obligations under this Agreement to be performed or complied with by Seller prior to the Closing.

(c) Seller shall have delivered notice to the IDA of the assignment of the Overlease, along with the form of Assignment and Assumption of Overlease, and ten (10) days shall have passed since such delivery.

(d) Seller shall have delivered the Closing Documents and other items required to be delivered by Seller pursuant to Section 7.03(a).

(e) Purchaser shall have received from the Title Company an ALTA extended coverage form of owner’s title insurance policy, dated the Closing Date and in an amount satisfactory to Purchaser (but not to exceed the Purchase Price) insuring or unconditionally committing to insure good, marketable and insurable reversionary fee title to and leasehold interest in the Transferred Assets, free and clear of all Liens, except only the Permitted Liens.

(f) Seller shall have requested, together with Purchaser, and received, any consent or approval required under the Overlease, the NBC-IDA Lease, the Facilities Lease and any Assigned Contract, including from the IDA (if required).

(g) Purchaser shall have received an estoppel certificate from the Condominium Board and RCPI Landmark Properties regarding the Unit Owners Agreement in the form of Exhibit H hereto.

(h) At the Closing Date, there shall be no Governmental Order in effect that restrains, prohibits or renders illegal the consummation of the transactions contemplated by this Agreement, and there shall be no action, investigation, proceeding or litigation instituted, commenced, pending or threatened in writing by any Governmental Authority seeking to restrain, prohibit or render illegal or ineffective the consummation of the transactions contemplated by this Agreement.

Section 8.02. Conditions to the Obligation of Seller. The obligation of Seller to consummate the transactions described in this Agreement is subject to the fulfillment prior to or at the Closing of each of the following conditions (any of which may be waived by Seller):

(a) All representations and warranties of Purchaser hereunder shall be true and correct in all material respects, except to the extent resulting from the acts (but solely to the extent not permitted under the Existing NBC Lease) or omissions (but solely to the extent of affirmative actions required to be performed under the Existing NBC Lease) of Seller or any of its Affiliates.

(b) Purchaser shall have performed or complied with, in all material respects, the obligations under this Agreement to be performed or complied with by Purchaser prior to the Closing.

(c) The transaction described in that certain Transaction Agreement dated as of the date hereof among GE, Comcast Corporation, NBCU and certain of their Affiliates shall have closed, or shall close simultaneously herewith.

(d) Purchaser shall have delivered the Closing Documents and other items required to be delivered by Purchaser pursuant to Section 7.03(b).

(e) Purchaser shall have requested, together with Seller, and received, any consent or approval required under the Overlease, the NBC-IDA Lease or the Facilities Lease, including from the IDA (if required).

(f) At the Closing Date, there shall be no Governmental Order in effect that restrains, prohibits or renders illegal the consummation of the transactions contemplated by this Agreement, and there shall be no action, investigation, proceeding or litigation instituted, commenced, pending or threatened in writing by any Governmental Authority seeking to restrain, prohibit or render illegal or ineffective the consummation of the transactions contemplated by this Agreement

Section 8.03. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Seller, if Purchaser shall have breached any of its representations or warranties or if Purchaser shall have failed to comply with any of its covenants or agreements applicable to Purchaser, in each case that would cause any of the conditions set forth in Section 8.02 not to be satisfied, and such condition would be incapable of being satisfied, by the End Date; provided, however, that Seller or GE is not then in material breach of this Agreement;

(c) by Purchaser, if Seller shall have breached any of its representations or warranties or Seller or GE shall have failed to comply with any of their respective covenants or agreements (in the case of GE, solely with respect to Sections 6.09(a), 6.10 and 6.11), in each case that would cause any of the conditions set forth in Section 8.01 not to be satisfied, and such condition would be incapable of being satisfied, by the End Date; provided, however, that Purchaser is not then in material breach of this Agreement;

(d) by either Seller or Purchaser if the Closing shall not have occurred by December 1, 2013 (the “End Date”), time being of the essence; provided, however, that if one but not the other party is in material breach of this Agreement, then only the non-breaching party may terminate this Agreement pursuant to this Section 8.03(d) or continue this Agreement in effect and seek to exercise its remedies as set forth herein, including specific performance; or

(e) by Seller or Purchaser, in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the Closing.

Notwithstanding the foregoing, in the event that a breach of Purchaser’s representations or warranties occurs as a result of the acts (but solely to the extent not permitted under the Existing NBC Lease) or omissions (but solely to the extent of affirmative actions required to be performed under the Existing NBC Lease) of Seller of any of its Affiliates, such breach shall be deemed waived, and in the event that a breach of any of Seller’s representations or warranties occurs as a result of the acts (but solely to the extent not permitted under the Existing NBC Lease) or omissions (but solely to the extent of affirmative actions required to be performed under the Existing NBC Lease) of Purchaser or any of its Affiliates, such breach shall be deemed waived. The party asserting that a condition set forth in Section 8.01 or Section 8.02 has failed to be satisfied shall bear the burden of proof of such failure.

Section 8.04. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 8.03 shall give written notice of such termination to the other parties to this Agreement.

Section 8.05. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.03, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for any knowing and intentional breach of this Agreement or knowing and intentional failure to perform its obligations under this Agreement.

Section 8.06. Extension; Waiver. At any time prior to the Closing, Seller may, with respect to Purchaser, or Purchaser may, with respect to Seller, (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement (provided that such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder or thereunder.

ARTICLE 9

TRANSACTION COSTS

Section 9.01. Transfer Taxes. All real property transfer tax and filing fees imposed by Chapter 21 of Title 11 of the Administrative Code of the City of New

York and all real estate transfer tax, if any, imposed by Article 31 of the New York State Tax Law with respect to the sale of the Transferred Assets, (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall prepare and execute the same and the other party shall cooperate with respect thereto as necessary. All Transfer Taxes payable by Seller shall be paid out of the Purchase Price at the Closing.

Section 9.02. Title Fees. Purchaser shall pay all costs of (a) title searches commissioned by Purchaser and (b) an extended ALTA owner’s title insurance policy and endorsements with respect to the Transferred Assets.

Section 9.03. Brokerage Commissions. Seller represents and warrants to Purchaser (except with respect to CBRE who will be compensated by Seller under separate agreement), and Purchaser represents and warrants to Seller, that it has not dealt with any broker in a way which would entitle such broker to a commission in connection with the transactions contemplated under this Agreement, and each of Seller and Purchaser shall indemnify, defend and hold the other harmless from any and all claims for any commissions, compensation or fees arising from any breach of such representation or warranty by such party in connection with the transactions contemplated by this Agreement.

Section 9.04. IDA Expenses. All costs and expenses incurred in connection with obtaining the consent of the IDA to transfer the Premises shall be shared equally, except that each party shall bear the cost of their own attorney’s fees.

Section 9.05. Other Expenses. (a) Purchaser shall pay all costs related to the update and any recertification of the existing surveys or for any new survey, if required.

(b) Purchaser shall pay the Title Company’s escrow fee and any additional costs and charges customarily charged to sellers in accordance with common escrow practices in New York County.

(c) Except as otherwise provided herein, all other transaction costs shall be allocated to and paid by Seller and Purchaser in accordance with the manner in which such costs are customarily borne by such parties in sales of property of a type similar to the Transferred Assets and located in New York City, State of New York.

(d) Notwithstanding anything above to the contrary but subject to Section 15.15 below, each party shall pay the fees and expenses of its own professional service personnel with respect to Closing the transaction contemplated herein, including legal counsel.

Section 9.06. Survival of Transaction Costs Obligations. The provisions of this Article 9 shall constitute Surviving Obligations.

ARTICLE 10

ADJUSTMENTS

Section 10.01. Apportionment of Building Expenses. The rental amount due under the Existing NBC Lease receivable by Seller and any other amounts due under the Existing NBC Lease receivable by either party shall be apportioned as of 11:59 p.m. on the day prior to the Closing Date on the basis of the actual number of days in the calendar month in which the Closing occurs, and an adjustment shall be made to the Purchase Price at Closing in the manner specified below.

Section 10.02. Method of Apportionment Payments. The excess of the sum of all apportionment payments, credits or adjustments provided in this Article 10 determinable at Closing owed to one party over the sum of all such apportionment payments, credits or adjustments owed to the other (the “Net Apportionment Payment”) shall (a) if the Net Apportionment Payment is due Purchaser, be treated as a credit against the balance of the Purchase Price to be paid at Closing in accordance with the provisions hereof and (b) if the Net Apportionment Payment is due Seller, be made on the Closing Date by wire transfer through the Escrow Agent. If any such apportionments or adjustments are not determinable at the Closing, the adjustment or apportionment shall promptly be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing apportionments and adjustments at the Closing shall be promptly corrected, and any corrective payments shall be promptly made. Any adjustments or apportionments determined after the Closing pursuant to the immediately preceding two sentences shall be paid by the appropriate party to the other party within five (5) Business Days of such determination by wire transfer in accordance with wire instructions provided by the party due such payment.

Section 10.03. Survival of Apportionment Obligations. Purchaser’s and Seller’s obligations to apportion the above costs and make the above adjustments shall constitute Surviving Obligations until the first anniversary of the Closing Date (unless within such time Purchaser or Seller make a claim against the other with respect to such obligation, in which case, with respect to such claim, the obligation shall constitute Surviving Obligations without time limitation).

ARTICLE 11

UNMARKETABILITY OF TITLE

Section 11.01. Unmarketability of Title. (a) Purchaser has previously delivered, and Seller hereby acknowledges receipt of, a title commitment issued by Chicago Title Insurance Company labeled Commitment No. 3113-00041 dated as of January 17, 2013 for the Premises (as revised and attached hereto as Exhibit I, the “Commitment”). Any Liens or encumbrances, with the exception of the Mortgage, shown on the Commitment shall be deemed to be “Permitted Liens” and shall not be raised by Purchaser as an objection to title. If any exceptions, other than Permitted Exceptions, appear on title prior to the Closing Date that are unacceptable to Purchaser, Purchaser shall immediately, but in all cases prior to the Closing Date, notify Seller in writing of such matters (“Title Objections”). Subject to Section 11.01(b) below, and except for (i) Title Objections that are timely raised pursuant to the preceding sentence, and (ii) the Mortgage, Purchaser shall be deemed to have accepted all exceptions to the title. Within five (5) Business Days after Seller’s receipt of such notice of Title Objections, Seller shall notify Purchaser in writing whether or not Seller elects to attempt to cure Title Objections. Seller’s failure to provide such a notice will be deemed an election by Seller not to cure such Title Objections. If Seller is unable or unwilling to eliminate or modify all Title Objections to the reasonable satisfaction of Purchaser, Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice to Seller by the earlier to occur of (i) the Closing Date or (ii) five (5) days after Seller’s written notice (or deemed notice) to Purchaser of Seller’s intent to not cure one or more of such Title Objections; in which event neither party shall have any rights or obligations under this Agreement other than the Surviving Obligations.

(b) Notwithstanding the foregoing, at or before Closing, Seller shall pay or discharge (i) any mortgage or consensual lien of Seller (without limitation), and (ii) any other Lien caused by Seller for an ascertainable amount, but not to exceed $100,000,000.

(c) In its discretion, Seller may adjourn the Closing for up to thirty (30) days in the aggregate in order to eliminate Title Objections. In lieu of eliminating any Title Objections which Seller may elect, or be required, pursuant to the express terms hereof, to eliminate under this Agreement, Seller may deposit with the Title Company such amount of money as may be determined by the Title Company as being sufficient, or indemnify the Title Company, to induce the Title Company, without the payment of any additional premium, to omit such Title Objections from Purchaser’s title insurance policy. If Seller is unable to so eliminate or omit all such Title Objections in accordance with the terms of this Agreement on or before such adjourned date for the Closing, Seller shall so notify Purchaser in writing, and then Purchaser shall elect, within five (5) Business Days of such Seller notice, either to (i) terminate this Agreement by notice given to Seller, in which event the parties to this Agreement shall have no further rights or obligations hereunder other than the Surviving Obligations, or (ii) accept the Transferred Assets subject to such Title Objections with no reduction in the Purchase Price.

(d) Unpaid Liens for delinquent installments of taxes, assessments, water charges, and sewer rents, if any, or assessments or any amounts payable under the Condominium Documents, if any, shall not be objections to title if the same are, under the express terms of the Existing NBC Lease, NBCU’s obligation to pay and remove of record.

(e) To the extent any Permitted Liens are not of record or, although of record, are no longer binding against the owner of the Premises or Transferred Assets, as applicable, nothing herein shall operate or be construed to be a recognition by Seller or Purchaser of the validity or binding effect of any such Permitted Liens.

ARTICLE 12

RISK OF LOSS

Section 12.01. Termination by Purchaser. If, prior to the Closing Date, all or any material portion of the Premises is taken by Condemnation, or is the subject of a pending Condemnation which has not been consummated, or is destroyed or damaged by any Casualty, each party shall notify the other of such fact promptly after it is known by either party. If such Condemnation or Casualty is Material (as such term is hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice, or the Business Day prior to the Closing Date, whichever is earlier, TIME BEING OF THE ESSENCE. If this Agreement is terminated, neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Obligations.

Section 12.02. Repair or Restoration. If this Agreement is not terminated pursuant to Section 12.01, or if neither the Condemnation nor the Casualty is Material, the provisions of the Existing NBC Lease shall remain applicable until Closing and Seller shall use commercially reasonable efforts to commence and pursue, in accordance with and to the extent of Seller’s obligations under the Existing NBC Lease, such repair or restoration of the Premises as may be reasonably necessary to continue the operation of the Premises in the manner set forth in the Existing NBC Lease.

Section 12.03. Proceeds and Awards. Seller, following any such Casualty or Condemnation, shall diligently pursue any and all claims for insurance proceeds or Condemnation awards with respect to such Casualty or Condemnation. At Closing, Seller shall assign and turn over to Purchaser all of the insurance proceeds or Condemnation awards, as applicable, net of the reasonable costs of collection of the same and net of the reasonable costs of any repairs made by Seller out of such proceeds or awards and net of reasonable costs (or, if such proceeds or awards have not been paid or awarded, all of its right to receive the same net of such amounts) including any business interruption insurance pertaining to periods after the Closing for such Casualty or Condemnation, provided that (i) Purchaser and Seller shall jointly file and prosecute the adjustment, compromise or settlement of any claim for any insurance proceeds or Condemnation awards and shall keep Seller informed of such matters, and (ii) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit to Purchaser in the amount of the applicable insurance deductible.

Section 12.04. No Seller Liability. Except to the extent Seller does not comply with Section 12.02, Seller shall not have any liability of any sort to Purchaser in connection with the performance or product or any other matter relating to the work contemplated by Section 12.02.

Section 12.05. Materiality. For purposes of this Article 12, the term “Material” shall mean:

(a) with respect to Condemnation, a Condemnation of any portion of the Premises, excluding, however, any Condemnation solely of subsurface rights or Condemnations for utility easements or right of way easements, if such Condemnation materially impairs the use of the Premises in substantially the same manner as though such rights had not been taken; and

(b) with respect to Casualty, any Casualty to the Premises such that the damage or destruction, as reasonably estimated by an independent engineer selected by Seller, reasonably approved by Purchaser and licensed to do business in the State of New York, amounts to more than (1) 30% of the square footage of the Units, or (2) 50% of the Production Critical Operations (as defined in the Existing NBC Lease).

Section 12.06. General Obligations Law. The provisions of this Article 12 are intended to supersede those of Section 5-1311 of the General Obligations Law of New York.

ARTICLE 13

INDEMNIFICATION

Section 13.01. Indemnification. (a) Subject to the provisions of this Article 13, Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates, and their respective successors, assigns, directors and officers (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all Losses that such Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of:

(i) the failure of any representations or warranties made by Seller in this Agreement to be true and correct on and as of the date hereof or, as set forth in Seller’s certificate (pursuant to Section 7.03(a)(ix)) updating such representations and warranties (it being understood that the indemnification pursuant to this Section 13.01(a)(i) shall be available for any such updated matters that did not result in the failure of the condition to Closing set forth in Section 8.01(a) to be satisfied at Closing), on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date), determined without regard to any qualification or exception contained therein relating to “materiality”, including the word “material” (other than in the phrase “materially impair or delay”); provided, that no Purchaser Indemnified Party shall have any right to indemnification hereunder with respect to any Loss to the extent of Purchaser’s or NBCU’s knowledge of, or actions resulting in, the facts giving rise to such Loss or alleged Loss prior to the Closing; or

(ii) any breach or failure by Seller to perform any of its covenants or Surviving Obligations contained in this Agreement, including the obligation to pay any Transfer Taxes, penalties or interest.

(b) Subject to the provisions of this Article 13, Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective successors, assigns, directors and officers (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of:

(i) the failure of any representations or warranties made by Purchaser in this Agreement to be true and correct on and as of the date hereof or, as set forth in Seller’s certificate (pursuant to Section 7.03(b)(vii)) updating such representations and warranties (it being understood that the indemnification pursuant to this Section 13.01(b)(i)

shall be available for any such updated matters that did not result in the failure of the condition to Closing set forth in Section 8.01(b) to be satisfied at Closing), on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date), determined without regard to any qualification or exception contained therein relating to “materiality”, including the word “material” (other than in the phrase “materially impair or delay”); provided, that no Seller Indemnified Party shall have any right of indemnification hereunder with respect to any Loss to the extent of Seller’s or GECC’s knowledge of, or actions resulting in, the facts giving rise to such Loss or alleged Loss prior to the Closing; or

(ii) any breach or failure by Purchaser to perform any of its covenants or Surviving Obligations contained in this Agreement.

For the avoidance of doubt, the use of the term “knowledge” in the foregoing Section 13.01 is expressly not limited in any way by the definition of Purchaser’s Knowledge or Seller’s Knowledge. Any and all documents, agreement, reports, information, notices or materials in the possession of, or known to, a party or its Affiliates shall be deemed to be within the knowledge of such party as used in the foregoing Section 13.01.

Section 13.02. Notification of Claims. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened claim, demand or proceeding that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim, demand or proceeding asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article 13 except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 13.02(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement. The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence. Seller and Purchaser, as the case may be, shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense. The Controlling Party shall keep the other party advised of the status of such Third Party Claim and the defense thereof. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 13.02(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party.

Section 13.03. Exclusive Remedies. Prior to Closing, other than with respect to any injunctive remedies or in the case of knowing and intentional breaches or fraud, the parties hereto acknowledge and agree that the sole and exclusive remedy available to either party shall be the right to seek specific performance. Following the Closing, other than with respect to any injunctive remedies or in the case of knowing and intentional breaches or fraud, the parties hereto acknowledge and agree that the indemnification provisions of Section 13.01(a) and Section 13.01(b) shall be the sole and exclusive remedies of any Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Seller or Purchaser, respectively, or any failure by Seller or Purchaser, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 13.04. Additional Indemnification Provisions. (a) With respect to each indemnification obligation contained in this Agreement or any other document executed in connection with the Closing, all Losses shall be net of any third-party insurance proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

(b) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article 13, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(c) For the avoidance of doubt, Losses covered by Section 13.01(a) or Section 13.01(b) may include Losses incurred in connection with a Third Party Claim or otherwise and Losses that arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any Law by, the Person indemnified thereunder.

(d) Notwithstanding any other provision to the contrary, neither Seller nor Purchaser shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party or Seller Indemnified Party, respectively, against, or reimburse any Purchaser Indemnified Party or Seller Indemnified Party, respectively, for, any Losses pursuant to Section 13.01(a) or Section 13.01(b), respectively, with respect to any claim (except for a claim of knowing and intentional fraud) unless such claim (together with any other prior claim) involves Losses in excess of $5,000,000, after which Seller or Purchaser, respectively, shall be obligated to indemnify, defend or hold harmless such Purchaser Indemnified Party or Seller Indemnified Party, respectively, for such aggregate Losses up to a total of $100,000,000.

Section 13.05. Certain Losses. For the avoidance of doubt, it is understood that the indemnification provided for in this Section 13.01 is intended to indemnify the Indemnified Parties only for Losses suffered or incurred by them directly and is not intended to indemnify any Indemnified Party with respect to

Losses suffered or incurred solely by virtue of their direct or indirect equity ownership in another Person (including any other Indemnified Party).

Section 13.06. Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

Section 13.07. Third Party Remedies. If any Indemnified Party (or any of their respective Affiliates) is at any time entitled (whether by reason of a contractual right, a right to take or bring a legal action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after the Indemnifying Party has made a payment to an Indemnified Party hereunder and in respect thereof), the Indemnified Party shall, and shall cause its applicable Affiliate to use their respective commercially reasonable efforts to, (a) promptly notify the Indemnifying Party and provide such information as the Indemnifying Party may require relating to such right of recovery and the steps taken or to be taken by the Indemnified Party in connection therewith and (b) keep the Indemnifying Party reasonably informed of the progress of any action taken in respect thereof; provided that for the avoidance of doubt, the actions required pursuant to clauses (a) and (b) shall not be preconditions to recovery by any Indemnified Party from an Indemnifying Party pursuant to this Agreement. Thereafter, any claim against such Indemnifying Party shall be limited (in addition to the limitations on the liability of the Indemnifying Party referred to in this Agreement) to the amount by which the Losses suffered by the Indemnified Party exceed the amounts so recovered by the Indemnified Party or any such Affiliate. If the Indemnified Parties recover any amounts in respect of Losses from any third party with respect to a matter as to which the Indemnified Parties have recovered all of their Losses (whether pursuant to this Article 13, from third parties or a combination of the foregoing) at any time after the Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to this provisions of this Article 13, Seller or Purchaser, as applicable, shall, or shall cause such Indemnified Parties to promptly (and in any event within ten (10) Business Days of receipt) pay over to the Indemnifying Party the amount so received (to the extent previously paid by the Indemnifying Party).

Section 13.08. Limitation on Liability. In no event shall any party have any liability to the other (including under this Article 13) for any consequential, special, incidental, indirect or punitive damages or similar items (or to the extent the same would constitute consequential or like damages, lost profits) other than any such damages actually awarded to a third party in connection with a Third Party Claim; provided that such limitations shall not limit the right of (a) Purchaser, on the one hand, or (b) Seller, on the other hand, to seek specific performance in connection with the failure of Seller (with respect to Purchaser’s right) or Purchaser (with respect to Seller’s right), to close in violation of this Agreement.

Section 13.09. Survival. The provisions of this Article 13 shall constitute Surviving Obligations.

ARTICLE 14

SURVIVAL

Section 14.01. Survival. The delivery of the Deeds, the Assignment and Assumption of the Overlease by Seller, the Assignment and Assumption of the Existing NBC Lease by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of parties hereto to be performed hereunder, except:

(a) The representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall constitute Surviving Obligations subject to the following: (i) the representations and warranties in Section 4.01, 4.02, 4.03, 4.06, 4.07(a) and (b), 5.01, 5.03, 5.05 and 5.06(a) and (b) shall survive for seven (7) years and (ii) all other representations and warranties shall survive for one (1) year.

(b) The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that constitute Surviving Obligations shall survive the Closing in accordance with their respective terms.

ARTICLE 15

MISCELLANEOUS

Section 15.01. [Intentionally Deleted].

Section 15.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.02):

(a)	if to Purchaser or NBCU:

NBCUniversal Media, LLC

30 Rockefeller Plaza

New York, NY 10112

Attention: General Counsel

Fax: 212-664-4733

and to:

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, PA 19103

Attention: General Counsel

Fax: 215-286-7794

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017-3904

Attention: Thomas Patrick Dore, Jr.

Fax: 212-701-5136

(b)	if to Seller, GE or GECC:

30RC TRUST

c/o General Electric Company

3135 Easton Turnpike, W3A24

Fairfield, CT 06828

Attention: Senior Counsel for Transactions

Fax: 203-373-3008

and to:

GE Capital Real Estate

901 Main Avenue

Norwalk, CT 06851

Attention: General Counsel

Fax: 203-750-7098

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Howard Chatzinoff

Fax: 212-310-8007

Section 15.03. No Recording. No party hereto shall record this Agreement or any memorandum hereof.

Section 15.04. Entire Agreement. This Agreement, the schedules and exhibits hereto, the Closing Documents and the Private UOA (if executed) constitute the entire agreement of the parties with respect to the transactions described herein and all prior understandings and agreements of the parties with respect to such transactions are merged into this Agreement.

Section 15.05. Modification. Except as specified herein, no provision of this Agreement shall be modified, waived or terminated, except by an instrument signed by the party against whom such modification, waiver or termination is to be enforced.

Section 15.06. Assignment. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed.

Section 15.07. Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns and all references herein to “Seller” and “Purchaser” shall include the respective successors and permitted assigns of such parties.

Section 15.08. Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

Section 15.09. Interpretation. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or Schedules or Exhibits hereto.

Section 15.10. Governing Law. This Agreement was negotiated in the State of New York and was executed and delivered by Seller and Purchaser in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforcement and performance, this Agreement and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed wholly within such State, without giving effect to the principles of conflicts of law of such jurisdiction. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed in accordance with the laws of the State of New York as aforesaid pursuant to Section 5-1401 of the New York General Obligations Law.

Section 15.11. Venue. To the maximum extent permitted by applicable law, any legal suit, action or proceeding against any of the parties hereto arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and Purchaser and Seller each hereby irrevocably submits to the exclusive jurisdiction of any such court in any such suit, action or proceeding. Purchaser and Seller hereby agree to venue in such courts and hereby waive, to the fullest extent permitted by law, any claim that any such action or proceeding was brought in an inconvenient forum.

Section 15.12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 15.13. IRS Form 1099-S. For purposes of complying with Section 6045 of the Code, as amended, Escrow Agent shall be deemed the “person responsible for closing the transaction,” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099 S, “Statement for Recipients of Proceeds From Real Estate, Broker and Barter Exchange Transactions.”

Section 15.14. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE OTHER AGREEMENTS, INCLUDING ANY

PRESENT OR FUTURE MODIFICATION THEREOF OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE PARTIES HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

Section 15.15. Attorneys’ Fees. In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the successful or prevailing party.

Section 15.16. Public Announcement. (a) No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by any applicable law (including, without limitation any required real estate transfer tax filing) or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

Section 15.17. Further Assurances. Seller and Purchaser shall deliver or cause to be delivered such other customary assignments, instruments and documents and take such other customary actions, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement, provided the same shall not include any additional representation, warranty, liability or modify any of the foregoing contained herein. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Transferred Assets.

Section 15.18. Survival. The provisions of this Article 15 shall constitute Surviving Obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLER:

30RC TRUST, a Delaware statutory business trust, c/o General Electric Capital Corporation

By:	WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

	By:	/s/ Roseline K. Maney
		Name:	Roseline K. Maney
		Title:	Vice President

Sch. 1-B

LIMITED SELLER GUARANTOR:

From and after the Closing, the undersigned hereby unconditionally guaranties the obligations of Seller under Section 13.01(a)(i) for the applicable survival period set forth in this Agreement (but in no event beyond seven years after the Closing) and under Section 13.01(a)(ii) (other than Sections 6.09(a) and 6.10) for a period of seven years after the Closing, up to a maximum aggregate amount of $100,000,000, it being understood that, notwithstanding the foregoing, any claim brought against the guarantor hereunder prior to the expiration of the survival period set forth in this paragraph may continue to be pursued against the guarantor after the expiration of such survival period. The undersigned is executing this Agreement solely as to the foregoing and for no other purpose under this Agreement.

By:	GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware Corporation

	By:	/s/ Stewart Koenigsberg
		Name:	Stewart Koenigsberg
		Title:	Vice President

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GENERAL ELECTRIC COMPANY:

The undersigned joins in this Agreement for purposes of agreeing to the provisions of Section 6.09(a), Section 6.10, and Section 6.11. The undersigned is executing this Agreement solely as to the foregoing and for no other purpose under this Agreement

By:	GENERAL ELECTRIC CORPORATION, a New York Corporation

	By:	/s/ Robert J. Duffy

		Name:	Robert J. Duffy
		Title:	VP, Global Business Development

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PURCHASER:

NBCUNIVERSAL ATLAS LLC, a Delaware Limited Liability Company

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

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PURCHASER GUARANTOR:

The undersigned hereby unconditionally guaranties the obligations of Purchaser under this Agreement and, in addition, joins in this Agreement for purposes of agreeing to the provisions of Section 6.10(d). The undersigned is executing this Agreement solely as to the foregoing and for no other purpose under this Agreement.

By:	NBCUNIVERSAL MEDIA, LLC, a Delaware Limited Liability Company

	By:	/s/ Robert S. Pick
		Name:	Robert S. Pick
		Title:	Senior Vice President

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